Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-3 No. 333-273535) of Empire State Realty Trust, Inc. and Empire State Realty OP, L.P.;
of our reports dated February 28, 2024, except for the effects of the material weakness described in our reports and as related to the Critical Audit Matter described in our opinion on the consolidated financial statements and schedule, as to which the date is October 8, 2024, with respect to the consolidated financial statements and schedule of Empire State Realty OP, L.P. and the effectiveness of internal control over financial reporting of Empire State Realty OP, L.P. included in this Amendment No. 1 to the Annual Report (Form 10-K/A) of Empire State Realty OP, L.P. for the year ended December 31, 2023.
/s/ Ernst & Young LLP
New York, New York
October 8, 2024